Exhibit 34.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Ally Financial Inc.

We have examined management’s assertion, included in the accompanying Certification Regarding
Compliance with SEC Regulation AB Servicing Criteria, that Ally Financial Inc. (the “Company”)
complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange
Commission’s Regulation AB for the Commercial Automotive Receivables Platform (the “Commercial
Platform”) as of and for the year ended December 31, 2014, and for the period from the respective dates of sale for each trust to December 31, 2014, excluding criteria 1122(d)(1)(iv), 1122(d)(2)(ii),
1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), and
1122(d)(4)(xv), which management has determined are not applicable to the activities performed by the
Company with respect to the Commercial Platform. The Commercial Platform consists of the activities involved in the performance of servicing functions for all publicly and privately issued wholesale dealer floor-plan asset-backed transactions. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assertion about the
Company’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting
Oversight Board (United States), and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the applicable servicing criteria, including tests on a sample basis of the servicing activities related to the Commercial Platform, determining whether the Company performed those selected activities in compliance with the servicing criteria during the specified period, and performing such other procedures as we considered necessary in the circumstances. Our procedures were limited to selected servicing activities performed by the Company during the period covered by this report and, accordingly, such samples may not have included servicing activities related to each asset-backed transaction included in the Commercial Platform. Further, an examination is not designed to detect noncompliance arising from errors that may have occurred prior to the period specified above that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

As described in management’s assertion, for servicing criterion 1122(d)(4)(i), the Company has engaged a vendor to perform certain activities required by this servicing criteria. The Company has determined that this vendor is not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the
Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to this vendor as permitted by the SEC’s Compliance and Disclosure Interpretation (“C&DI”) 200.06,
Vendors Engaged by Servicers (C&DI 200.06) (formerly SEC Manual Telephone Interpretation 17.06).
As permitted by C&DI 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criteria applicable to this vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendor and related criteria as described in its assertion, and we performed no procedures with respect to the Company’s determination of its eligibility to apply C&DI 200.06.

In our opinion, management’s assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2014, and for the period from the respective dates of sale for each trust to December 31, 2014, for the Commercial Automotive Receivables Platform
is fairly stated, in all material respects.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

March 10, 2015